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Exhibit 99(c)

    The pro forma worksheet which follows takes into account the new Statement of Financial Accounting Standard No. 142. This accounting standard eliminates the amortization of goodwill and certain intangible assets. The Walt Disney Company will adopt this standard effective October 1, 2001.

The Walt Disney Company
PRO FORMA CONSOLIDATED INCOME STATEMENT WORKSHEET
(unaudited; in millions, except per share data)

Quarter ended	Dec 31 2000	Mar 31 2001	Jun 30 2001	Sep 30 2001	FY 2001
Revenues:
Media Networks	$2,956	$2,256	$2,169	$2,175	$9,556
Parks & Resorts	1,724	1,650	1,946	1,684	7,004
Studio Entertainment	1,850	1,573	1,342	1,341	6,106
Consumer Products	892	568	518	612	2,590

	$7,422	$6,047	$5,975	$5,812	$25,256

Segment Operating Income:
Media Networks	$547	$457	$439	$348	$1,791
Parks & Resorts	384	329	560	313	1,586
Studio Entertainment	152	164	65	(121)	260
Consumer Products	169	87	58	87	401

	1,252	1,037	1,122	627	4,038
Amortization of Intangible Assets	(8)	(5)	(5)	(5)	(23)
Corporate and unallocated share expenses	(81)	(109)	(94)	(122)	(406)
Gain on sale of businesses	22	—	—	—	22
Net interest expense and other	(109)	(98)	(80)	(130)	(417)
Equity in the income of investees	84	68	88	69	309
Restructuring and impairment charges	(194)	(134)	(138)	(110)	(576)

Income before income taxes, minority interests and accounting changes	966	759	893	329	2,947
Income taxes	(405)	(284)	(346)	(109)	(1,144)
Minority interests	(30)	(33)	(20)	(21)	(104)

Income before cumulative effect of accounting changes	531	442	527	199	1,699
Cumulative effect of accounting changes:
Film accounting	(228)	—	—	—	(228)
Derivative accounting	(50)	—	—	—	(50)

Net income	$253	$442	$527	$199	$1,421

Earnings per share before cumulative effect of accounting changes:
Diluted	$0.25	$0.21	$0.25	$0.10	$0.81

Basic	$0.25	$0.21	$0.25	$0.10	$0.81

Earnings per share including cumulative effect of accounting changes:
Diluted	$0.12	$0.21	$0.25	$0.10	$0.68

Basic	$0.12	$0.21	$0.25	$0.10	$0.68

Earnings before cumulative effect of accounting changes, excluding restructuring and impairment charges and gains on sale of businesses	$659	$526	$614	$268	$2,067

Earnings per share before cumulative effect of accounting changes, excluding restructuring and impairment charges and gains on sale of businesses
Diluted	$0.31	$0.25	$0.29	$0.13	$0.98

Basic	$0.32	$0.25	$0.29	$0.13	$0.99

Average number of common and common equivalent shares outstanding:
Diluted	2,111	2,105	2,107	2,093	2,104

Basic	2,090	2,089	2,091	2,085	2,089

Pro forma results assume that the issuance of shares for the conversion of the Internet Group common stock and the closing of the GO.com property occurred at the beginning of fiscal 2001 excluding the one-time impact of those events. The pro forma results also exclude amortization of goodwill and certain intangible assets as if the new goodwill accounting rules were in effect during fiscal 2001.

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Exhibit 99(c)
The Walt Disney Company PRO FORMA CONSOLIDATED INCOME STATEMENT WORKSHEET (unaudited; in millions, except per share data)